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                                                                    Exhibit b(1)

                                                    FREE ENGLISH TRANSLATION FOR
                                                       CONVENIENCE PURPOSES ONLY


                            [UNOFFICIAL TRANSLATION - FOR WORKING PURPOSES ONLY]



                                CREDIT AGREEMENT


                                     between

                                 RHI FINANCE APS
                          Strandvejen 44, 2900 Hellerup
                                     Denmark
                                   as borrower
                     (hereinafter referred to as "BORROWER")


                                       and


              RAIFFEISEN ZENTRALBANK OSTERREICH AKTIENGESELLSCHAFT
                           Am Stadtpark 9, 1030 Vienna
                       (hereinafter referred to as "RZB")

                                CREDITANSTALT AG
                         Schottengasse 6-8, 1010 Vienna
                        (hereinafter referred to as "CA")

                        ABN AMRO BANK N.V., FILIALE WIEN
                          Schottenring 35, 1010 Vienna

                         BANK AUSTRIA AKTIENGESELLSCHAFT
                   Vordere Zollamtsstra(beta)e 13, 1030 ViENNA

                        BANK FUR ARBEIT UND WIRTSCHAFT AG
                          Seitzergasse 2-4, 1010 Vienna

                 ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG
                             Graben 21, 1010 Vienna

                         OSTERREICHISCHE VOLKSBANKEN AG
                          Perergringasse 3, 1090 Vienna

                                   as lenders
               (hereinafter collectively referred to as "LENDERS")


                              FOR EURO 440 MILLION


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1.       BASIS OF THE AGREEMENT, FINANCING OBJECTIVE


1.1      GIT SHARE ACQUISITION

Borrower is a wholly-owned direct subsidiary of RHI AG, Mommsengasse 35, 1040 Vienna (hereinafter referred to as "RHI AG"). RHI AG is the sole shareholder of Heat Acquisition Corp. (hereinafter referred to as "HEAT"), a company under the laws of the U.S. Federal State of Delaware with its registered office in Cleveland, Ohio, through Veitsch-Radex GmbH, VRD Americas B.V. (hereinafter referred to as "VRD"), a Dutch company, and North American Refractories Company (hereinafter referred to as "NARCO").

In connection with a merger agreement (hereinafter referred to as "MERGER AGREEMENT") concluded on July 12, 1999 with Global Industrial Technologies Inc., a company under the laws of the U.S. Federal State of Delaware with its registered office in Dallas, Texas (hereinafter referred to as "GIT"), Heat on July 16, 1999 published a so-called tender offer (hereinafter referred to as "TENDER OFFER") to the shareholders of GIT with which Tender Offer Heat offered to acquire shares in GIT for a purchase price of US$ 13.00 per share at conditions set out more precisely in the Tender Offer.

As a result of an extension, the Tender Offer is valid until October 26, 1999. According to the provisions of the Tender Offer, the shareholders wishing to accept the offer are obligated to deposit the shares to be sold with the Bank of New York, New York (hereinafter referred to as the "DEPOSITORY"). After fulfillment of all conditions contained in the Tender Offer, the Depository must transfer the acquired shares step by step to Heat in exchange for payment of the purchase price.

1.2      FINANCING OF SHARE ACQUISITION AND OTHER FINANCING OBJECTIVES

Borrower shall make available a total amount of up to Euro 440 Million (hereinafter referred to as "BORROWED PART") to the borrowers listed below as a loan for the following financing objectives:

         - to Heat for payment of the purchase price owed under the Tender Offer; and

         - to GIT or its direct or indirect holding companies for the discharge of the obligations of the respective borrower; and

         - to Heat for other expenditures in connection with the acquisition of GIT shares by Heat by means of the Tender Offer.

From an increase of at least ATS 1.8 billion in its authorized capital in accordance with the resolution of its Board of Directors dated September 28, 1999, RHI AG shall make available an amount of at least Euro 130,811,101.00 (hereinafter referred to as "EQUITY SHARE") to Heat by means of the holdings specified in Section 1.1 above for the purpose of acquisition of GIT shares.

The Borrowed Part shall be provided by means of the credit agreed herein. In accordance with the agreements made herein, Borrower shall convey the amounts financed by this credit

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in the form of loans and subject the payment of such loans to the proviso that the loan amount may not be used for any purposes other than those agreed in this Credit Agreement.


2.       LENDERS, RE-FINANCING

2.1      SEPARATE AGREEMENTS, REPRESENTATION BY RZB AND CA

The credit agreed herein shall be granted by Lenders in the following shares:

RZB                                                 Euro 100.0
CA                                                  Euro  95.5
ABN Amro Bank NV                                    Euro  66.0
Bank Austria AG                                     Euro  95.5
Bank fur Arbeit und Wirtschaft AG                   Euro  29.0
Erste Bank der oesterreichischen Sparkassen AG      Euro  44.0
Osterreichische Volksbanken AG                      Euro  10.0

Lenders are not in any joint or joint and several relationship with Borrower. Hence, none of Lenders shall be liable to Borrower for the performance of the obligations of the other Lenders under this Agreement. Each of the Lenders shall be entitled to assert its claims and rights under this Credit Agreement independently.

Notwithstanding the foregoing paragraph, any arrangements in respect of this credit shall be completed by RZB and CA on behalf of Lenders. In this respect, RZB and CA represent Lenders in relation to Borrower, the parties furnishing securities, and third parties. Except as otherwise provided in Section 3.2 regarding credit disbursement, binding declarations and other correspondence from Borrower and third parties to Lenders shall have effect against all Lenders if directed to RZB or CA; binding declarations from Lenders shall be made by RZB and CA jointly. Credit disbursement for CA, Bank Austria AG, and Bank fur Arbeit und Wirtschaft AG shall be executed through CA, for the remaining Lenders through RZB. Payments owed by Borrower to Lenders shall have debt-discharging effect if made in equal shares to RZB and CA, who shall be concerned with distributing such payments on a pro-rata basis, fair in terms of foreign currency, to those Lenders for whom such credit payments had been made. Lenders shall be entitled to amend the provisions contained in this paragraph by unilateral act in accordance with the relevant agreements entered into between Lenders and by notifying Borrower accordingly.

Lenders shall irrevocably be entitled to exchange among each other any available information concerning Borrower, the credit agreed herein, the securities existing thereto, and the financed transaction.

2.2      RE-FINANCING

Oesterreichische Kontrollbank Aktiengesellschaft (hereinafter referred to as "OEKB") will issue bill guaranties [WECHSELBURGSCHAFTSZUSAGEN] (hereinafter referred to as "BILL GUARANTIES") to each Lender for the credit agreed herein. On the basis of these Bill Guaranties, Lenders shall conclude re-financing agreements (hereinafter referred to as "RE-FINANCING AGREEMENTS") with OeKB for a total of the credit line. Lenders shall assign their claims arising from the credit agreed herein to OeKB for the purpose of providing security

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for the claims under the re-financing agreements and shall irrevocably be entitled to provide OeKB with any information available to them pertaining to this business matter.

2.3      THIRD-PARTY PARTICIPATIONS

With Borrower's consent, Lenders shall be entitled to grant sub-participations in their respective credit share to other domestic and foreign credit institutions or to entirely or partially transfer the position of Lender. In the event of a sub-participation, the legal position as Lender shall in the external relationship remain attached exclusively to the respective Lender.

In addition, Lenders shall be entitled, with Borrower's consent, to entirely or partially assign their claims under this credit transaction to third parties. The consent of Borrower shall not be required for assignments among Lenders or credit institutions with sub-participations, assignments or sub-participations after occurrence of any of the grounds for termination determined in Section 9 below, or assignments in connection with the re-financing of Lenders.

Insofar as the consent of Borrower is required in accordance with the foregoing, Borrower shall only withhold its consent for cause. Should Borrower not reply to a written inquiry in this regard by Lenders within 10 banking days, Borrower's consent shall be deemed as given.

In connection with the sub-participations, transfers, and assignments specified in this Section, Lenders are entitled to pass on all information available to them concerning Borrower, the credit agreed herein, the securities existing thereto, and the financed transaction to third parties which are to check on a sub-particpation or to whose benefit an assignment or transfer is to be executed.


3.       CREDIT AMOUNT, CREDIT PORTIONS AND UTILIZATION

3.1      CREDIT AMOUNT AND CREDIT PORTIONS

Lenders grant to Borrower a credit in the maximum amount of

                                Euro 440 million
                 (in words: Euro four hundred and forty million)

which may be utilized once. From such total amount, the shares specified in
Section 2.1 above shall be attributed to the individual Lenders.

20% of each credit amount claimed shall be charged by Lenders to a credit account A; 80% of each such credit amount to a credit account B. The respective total liable [AUSHAFTEND] balance in credit accounts A regarding Lenders is hereinafter referred to as "CREDIT PORTION A", the liable balance in credit account B regarding Lenders as "CREDIT PORTION B".

3.2      CREDIT UTILIZATION IN GENERAL

The credit may be utilized in full or in partial amounts until March 31, 2000 at the latest, provided that all agreed payment requirements and - unless later performance is expressly

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agreed - all representations agreed with Borrower and the parties furnishing security specified in Section 7 below (in particular RHI AG) have been fulfilled and all related records and documents have been handed over to Lenders as agreed.

Utilization is executed by means of written notices of drawing from Borrower, which must be received by RZB and CA, for equal amounts, 5 banking days prior to the intended date of utilization.

Regardless of the foregoing agreements, payment of the utilized amount is executed as soon as Lenders have received the corresponding re-financing funds out of their Re-Financing Agreements. Should these re-financing funds not be made available in due time, payment shall be executed upon Borrower's request in accordance with the re-financing funds which Lenders are able to obtain on the money market. In this event, the credit shall bear interest at the money market interest rates charged to Lenders plus a margin of 1.5 percent per year until arrival of the re-financing funds out of the Re-Financing Agreement

3.3      FIRST UTILIZATION

The first utilization of the credit shall be made in the form of at least a partial amount of Euro 50 million, whereby the utilized amount shall exclusively be used for credit transfer to the Depository for the purpose of payment of the purchase price for the GIT shares in accordance with the Tender Offer. Such first utilization is subject to the condition that, by means of a corresponding written confirmation by the transferring bank to RZB and CA, it is evidenced that the amount to be provided from the Equity Share for the share purchase price has been transferred to the Depository no later than on the date of the transfer of the credit funds.

3.4      FURTHER UTILIZATION

Any following utilization shall be made in the form of minimum amounts of Euro 20 million after acquisition of at least 51% of GIT shares by Heat. Such utilization shall be made exclusively for


         - further credit transfers to the Depository for the purpose of payment of the purchase price of the GIT shares according to the Tender Offer; or

         - payment of cash expenses already incurred, or to be incurred, by Heat in connection with the acquisition of GIT shares; or

         - credit transfers aimed at discharging obligations of GIT or its direct or indirect holding companies.

Unless a utilization for a payment to the Depository is given, written evidence of the use of the utilized credit funds within the meaning of the agreements contained in this Section shall be submitted to Lenders together with the respective notice of drawing. In particular, in the event of utilization for the purpose of discharge of the obligations of GIT or its direct or indirect holding companies, the following shall be evidenced by means of corresponding contractual documents:

         -        the creditor and legal basis of the obligation; and

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         -        the unconditional consent of the creditor to the release of a security possibly obtained from the company assets of GIT or its direct or indirect holding companies for the discharged obligation on receipt of the payment ordered.

The notice of drawing shall indicate the respective payee and the account to which payment is to be credited.


4.       FURTHER PAYMENT REQUIREMENTS

Regardless of the provisions of Section 3 above, payments out of the credit agreed herein shall only be executed if the following is at Lenders' disposal in a form satisfactory to Lenders:

4.1      REGARDING RE-FINANCING

         a)       Bill Guaranties;
         b)       Re-Financing Agreements.

4.2      REGARDING THE SECURITIES AGREED IN SECTION 7

all agreements concluded in a legally binding form on the securities agreed in
Section 7 of this Credit Agreement, together with written evidence of fulfillment of all requirements of effective performance of these agreements.

4.3      REGARDING THE ACQUISITION OF GIT SHARES IN GENERAL

copy of the Merger Agreement and a complete executed copy of the Tender Offer, together with the written confirmation from RHI AG that, apart from the extension of the Tender Offer until October 26, 1999, the submitted versions correspond to the versions known to Lenders dated July 16, 1999.

4.4      REGARDING BORROWER

         a)       Articles of Association of Borrower;

         b) evidence of the registration of Borrower in the competent commercial register in Denmark;

         c) evidence of the authorization of the present Credit Agreement by the responsible bodies of Borrower;

         d) evidence of sufficient authorization of the individuals representing Borrower in the conclusion of the Credit Agreement and related agreements;

         e) confirmation by an attorney-at-law registered in Denmark and acceptable to Lenders that

                  - Borrower is duly established and existing under the laws of Denmark;
                  - the Credit Agreement is legally binding for Borrower and is enforceable against Borrower in accordance with its terms;
                  - all internal and external authorizations possibly required for this Credit Agreement and the transactions thereby financed are available; and
                  - arbitral awards and/or judgements of the courts determined in this Credit Agreement are enforced in Denmark.

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4.5      REGARDING HEAT

         a)       Articles of Association of Heat;

         b) evidence of Heat's registration in the competent commercial register in Delaware;

         c) evidence of the authorization of the pledge agreement on GIT shares stipulated in Section 7 of the present Credit Agreement by the responsible bodies of Heat;

         d) evidence of sufficient authorization of the individuals representing Heat in the conclusion of the pledge agreement specified in c) above and related agreements;

         e) confirmation by an attorney-at-law registered in the United States and acceptable to Lenders that
         - Heat is duly established and existing under the laws applicable to it;
         - the Tender Offer meets all requirements of the applicable laws and that, in accordance with the Tender Offer, Heat acquires title to the GIT shares delivered to the Depository on the basis of the Tender Offer;
         - the pledge agreement specified in c) above is legally binding for Heat and that, on the basis of this agreement, Lenders acquire liens on the shares delivered to the Depository as soon as title to such shares passes to Heat;
         - all internal and external authorizations possibly required for the security agreement specified in c) are available; and
         - arbitral awards and/or judgements of the courts agreed in this Credit Agreement and in the pledge agreement specified in c) are enforced in the United States against the assets of Heat.

4.6      REGARDING GIT

         a)       Articles of Association of GIT;

         b) evidence of the registration of GIT in the competent commercial register in Delaware;

         c)       audited financial statements of GIT as at December 31, 1998.


5.       INTEREST, COSTS

5.1      INTEREST

5.1.1 Credit Portion A

Credit Portion A shall bear interest at the variable procedural interest rate of OeKB which is applicable to the respective calendar quarter and published in the Official Journal of the newspaper WIENER ZEITUNG plus a margin of 0.75% per year.

5.1.2 Credit Portion B

Credit Portion B shall bear interest fixed at the basic interest rate applicable for credit terms of 5 to 8 years and published by OeKB with validity for the third calendar quarter of 1999 plus a margin of 0.75% per year.

5.1.3 Default Interest

Whenever Borrower is behind schedule with a payment owed under this Credit Agreement, the overdue amounts shall be subject to an interest rate exceeding the maximum interest rate agreed in Sections 5.1.1 and 5.1.2 above by 1 (one) percent. A claim by Lenders to reimbursement of any greater damage, for example arising from the re-financing of overdue interest payments on the money market, shall is reserved.


5.2      CHARGING OF INTEREST

Interest is charged for each calendar quarter in arrears on the last day of the respective calendar quarter on a current account basis of 365/360, whereby interest accrues as of the value date of payment until the date on which the respective receipt is credited. Default interest is calculated in the same way, but shall be due immediately on accrual. In a timely fashion prior to the due date, Borrower shall receive from Lenders a direction on the default interest respectively due.

5.3      INCREASED COSTS

Lenders shall be entitled to increase the agreed interest rate if and insofar as the costs incurred by Lenders in connection with this granting of credit increase as a result of an amendment to a law or any other statutory provision, administrative practice, or court rulings (in this instance, taxes on income, earnings, and property, or charges similar to such taxes shall not be taken into account). Lenders shall furnish a respective basis of calculation evidencing the scope of the necessary change in interest rate.

5.4      COSTS OF BILL GUARANTIES, OTHER COSTS

The costs of the Bill Guaranties (handling fee and bill guaranty charge) shall be borne by Borrower. The respective amounts shall be charged by OeKB to Borrower's account with CA by means of direct debit order.

All fees, taxes, and other charges which have arisen or will arise in connection with this Credit Agreement or its performance, or the securities relating thereto, shall be borne by Borrower. Borrower shall immediately reimburse Lenders for such expenses against rendering of accounts. The same shall apply to any expenditures incurred by Lenders in connection with the preparation and performance of the security agreements determined herein as well as the enforcement of Lenders' claims against Borrower and the parties furnishing securities, including any costs incurred in connection with external counsels.


6.       REPAYMENT

6.1      SCHEDULED REPAYMENT

Credit Portions A and B shall be repaid as follows:

Credit Portion A:

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         Euro 44 million                             on September 30, 2000
         Euro 44 million                             on September 30, 2001

Credit Portion B:

         Euro  42 million                            on September 30, 2002
         Euro  42 million                            on September 30, 2003
         Euro  42 million                            on September 30, 2004
         Euro  42 million                            on September 30, 2005
         Euro  42 million                            on September 30, 2006
         Euro 142 million                            on September 30, 2007

In the event that the credit is not entirely utilized, the installments determined above shall be reduced by the differential amount of the actual utilization and the credit line.

Any amounts owed by Borrower under this Credit Agreement, which have not been paid by September 30, 2007, shall become due for payment on this day, irrespective of any different agreements contained herein.

6.2      REPAYMENT PRIOR TO THE DUE DATE

Borrower shall be entitled to repay the respective liable [AUSHAFTEND] credit amount pursuant to this Section 6.2 in its entirety prior to the due date, provided that Borrower terminates the Credit Agreement upon three months' notice to the end of a calendar month.

In the event of sales in connection with the shares or assets of GIT acquired by Heat resulting in a reduction of the book value of the interest in GIT relevant for RHI AG's consolidated financial statements, Borrower shall be obligated to repay the amount corresponding to the reduction of such book value prior to the due date.

In the event of repayment prior to the due date, Borrower shall be obligated to immediately indemnify Lenders for any losses and expenses incurred as a result of the cancellation of the refinancing agreements prior to the due date after corresponding rendering of account. This shall in particular apply to all payments Lenders are obligated to make to OeKB in connection with the cancellation of refinancing prior to the due date. This obligation of Borrower shall also apply if repayment prior to the due date is made on the grounds of termination by Lenders in accordance with Section 10 of this Credit Agreement.


7.       SECURITIES

For all current and future claims of Lenders in connection with this Credit Agreement, the following securities are agreed upon:

a) pledge of all shares in Heat held by Narco in the form of a pledge agreement substantially corresponding to the text attached hereto as Annex 1;

b)       (i)      pledge of all GIT shares acquired by Heat in connection with the Tender Offer in the form of a pledge agreement substantially corresponding to the text attached hereto as Annex 2; as well as

         (ii) conclusion of a control agreement between Heat, the Depository, and Lenders substantially corresponding to the text of the agreement attached hereto as Annex 3, which shall ensure that the Depository

                  - uses all amounts credited to it exclusively for the purpose of paying the purchase price of the Tender Offer; and

                  - holds in pledge for Lenders the share title to which passes to Heat by reason of the Depository effecting payment to the sellers of the GIT shares from the credited amount; and

                  - retransfers to Lenders the amount still held by the Depository from such transfer as at January 15, 2000.

c) guaranty by RHI AG as well as Veitsch-Radex GmbH, Heraklith AG, and Narco for all obligations of Borrower under this Credit Agreement as well as eight acceptances in blank accepted by RHI including corresponding declarations of purpose [WIDMUNGSERKLARUNG], each in the form attached hereto as Annexes 4 and 5;

d) acceptances of bills by Borrower for all repayment installments agreed upon in this Section 6.1. Each Lender shall issue separate bills for its share in any such installments, falling due on the due date of such installment, which shall be accepted by Borrower. Such bills, bearing a bill guaranty by the Republic of Austria, shall be transferred by Lenders to OeKB with pledge endorsement for the purpose of providing security for refinancing. In addition, Borrower shall provide Lenders with eight acceptances in blank including corresponding declarations of purpose [WIDMUNGSERKLARUNG], which Lenders may complete upon maturity of their claims against Borrower and use for the purpose of enforcing their claims in accordance with the intended use.


8.       OBLIGATION TO REPORT

8.1      GENERAL INFORMATION AND INSPECTION RIGHTS

Upon request, Borrower shall at any time furnish information to Lenders and OeKB regarding its legal, economic, and financial situation and shall on its own initiative immediately notify Lenders in writing of any important events beyond the ordinary course of business. This shall in particular apply to material losses incurred by Borrower in connection with its accounts receivable, any material damage, official requirements, investment projects, material changes in the corporate structure, etc.

Upon request, Borrower shall immediately furnish evidence to Lenders and OeKB regarding the use of the credit funds in accordance with the intended purpose and permit inspection of all documents pertaining to this business matter. Borrower shall permit Lenders at any time to inspect its corporate books, records, and any other business documents.

8.2      EVIDENCE RELATING TO ACCOUNTING

Borrower shall provide Lenders with its audited financial statements on an annual basis no later than 6 (six) months after the close of the respective fiscal year.


9.       TERMINATION

Given good cause, Lenders shall be entitled to terminate this credit at any time with immediate effect and accelerate maturity of the entire debt or parts thereof. Such good cause shall be deemed given

         a) if Borrower fails to meet any of its payment obligations hereunder when due; or

         b) if Borrower fails to meet any of its other obligations hereunder or any obligation of a party furnishing security in accordance with the security agreements pursuant to Section 7 hereof (in particular the Guaranty Agreement concluded with RHI AG) despite a request for performance and granting of an additional period of 2 weeks for this purpose;

         c) in the event of a breach, or partial breach, or inaccuracy of a representation made in this Credit Agreement or any of the security agreements pursuant to Section 7 hereof (in particular Section 5 the Guaranty Agreement concluded with RHI
                  AG) not being remedied despite a corresponding request and granting of an additional period of 2 weeks for this purpose;

         d) in the event of material worsening in RHI AG's credit solvency, i.e. in the event of non-fulfillment of at least one of the representations pursuant to Section 5.2 of the Guaranty Agreement with RHI AG; or

         e) in the event that either Borrower, Narco, Heat, GIT, any of its direct or indirect holding companies, or RHI AG or any other company belonging to the RHI AG Group is in default with payment of an amount exceeding Euro 10 million owed to a third party creditor and such default is not remedied within a period of 30 days after corresponding warning by Lenders to RHI and is not exclusively a result of the fact that the debtor concerned denied the existence of such payment obligation in good faith;

         f) in the event that the securities furnished or offered sustainably and materially depreciate in value or if such depreciation is threatened and Borrower does not meet its obligation to furnish additional valuable securities after a request by Lenders and granting of an additional period of 2 weeks.


10.      OTHER PROVISIONS

10.1     BANKING DAYS

In the event that a date determined herein falls on a day which is not a banking day in Austria, such date shall be replaced by the next banking day. A banking day shall be deemed any day on which banks in Vienna are generally open for customers.

10.2     PAYMENTS BY BORROWER

Any payments by Borrower shall be made by credit transfer to the respective account last determined by RZB and CA with the value date corresponding to the due date of the liability discharged by such payment.

In connection with Lenders' claims asserted against Borrower in accordance with this Credit Agreement, Borrower waives the current or future enforcement of any liens, rights of retention, or any other rights, in particular any right of setoff. The payments made by Borrower under this Credit Agreement shall be made without any deductions and all taxes and charges possibly imposed on such payments shall be borne by Borrower. In the event that Borrower is under a legal obligation to make deductions on its payments, Borrower shall increase the amount due in such a way that Lenders receive the amount owed to them under the terms of this Agreement without any reduction.

In the event that a payment by Borrower is not sufficient to meet all Lenders' claims due, such payment shall be set off according to the order specified below whereby, within the individual items, such setoff shall be based on the due date, commencing with the latest due date:

         - claims to reimbursement of costs, expenses, and cash expenditures of any kind;
         -        default interest;
         -        interest overdue;
         -        capital overdue;
         -        interest due at the time of receipt of payment;
         -        capital due at the time of receipt of payment.

Lenders shall be entitled to unilaterally deviate from such order if this appears justified in order to safeguard their interests.

10.3     GENERAL TERMS AND CONDITIONS

In addition to the terms of this Credit Agreement, the General Terms and Conditions of the Austrian credit institutions in their current version shall apply. Supplementing Section 7 of such General Terms and Conditions, Lenders shall be entitled to setoff if the debts, whether due or not, are in different currencies or are subject to different giro agreements.

10.4     PLACE OF PERFORMANCE

The place of any performance by the Parties shall be Lenders' business premises at the addresses specified above.

10.5     DATA PROCESSING AND DISCLOSURE

For purposes of editing this Credit Agreement, Lenders shall be entitled to collect, identify, process, store, use, transfer, or delete data by means of Lenders' own automatic data processing systems, or those of third parties. Borrower agrees that any data concerning Borrower and made available to Lenders within the framework of this business relationship are processed in accordance with bank practices, in particular by means of data processing systems, and disclosed within the organization of the respective Lender as well as - insofar as Lenders are under a respective legal obligation - to monetary authorities and/or public bodies, in particular in the interest of creditor protection.


10.6     NO ASSIGNMENT OF BORROWER'S RIGHTS

Borrower shall not be entitled to assign its rights under this Credit Agreement to any third parties or otherwise dispose of such rights.

10.7     AMENDMENTS HERETO, INVALIDITY OF INDIVIDUAL PROVISIONS

Any supplements and amendments hereto shall be in writing; the same shall apply to any agreement that the written form requirement may be waived.

Any amendments hereto require the consent of all Parties. However, the following deviations from the Credit Agreement shall, exceptionally, be binding for all Lenders if the share of the Lenders having given their consent attains at least 66% of the liable [AUSHAFTEND] amount of borrowed capital:

         - minor deviations from the agreed time limits or due dates (except for any agreed payment requirements), provided that such deviation does not comprise periods of more than 4 weeks; as well as
         -        deviations from the representations given by RHI AG in Section
                  5.2 of the Guaranty Agreement, provided that such deviations do not exceed XXX% of the respectively agreed scope.

Should any provisions hereof be or become legally unenforceable or invalid, this shall not affect the validity of the remaining provisions. Such legally unenforceable or invalid provision shall be deemed replaced by an enforceable and valid provision coming as close as possible to the economic content of the unenforceable or invalid provision.

10.8     ADDRESSES OF THE PARTIES

Any correspondence between the Parties shall be directed to the following addresses:

IF TO BORROWER:

RHI Finance ApS
Strandvejen 44, 2900 Hellerup
Attention: Mr. Beest

IF TO LENDERS:

Raiffeisen Zentralbank Osterreich AG
Am Stadtpark 9, 1030 Vienna
Abteilung Exportfinanzierung
Telephone: ++43 1 71707 1159
Telefax:      ++43 1 71707 1714

Creditanstalt AG
Schottengasse 6-8, 1010 Vienna
Abteilung Export- und Aulandsbeteiligungsfinanzierung
Telephone: ++43 1 53131 44407
Telefax:      ++43 1 53131 44490


11.      APPLICABLE LAW; ARBITRATION

11.1     APPLICABLE LAW

This Credit Agreement shall be governed by the laws of the Republic of Austria.

11.2     ARBITRATION AND ORDINARY COURTS

Any disputes arising in connection with this Agreement or relating to any breach, annulment, or invalidity of this Agreement, shall be finally settled under the Rules of Arbitration of the International Arbitral Tribunal of the Austrian Chamber of Commerce [INTERNATIONALES SCHIEDSGERICHT DER WIRTSCHAFTSKAMMER OSTERREICH] in Vienna (Vienna rules) by three arbitrators appointed in accordance with the said Rules. The language of the arbitration proceedings shall be German. The Parties shall, however, be entitled to have recourse to the ordinary courts having jurisdiction in the First Community District [ERSTER GEMEINDEBEZIRK] of Vienna, or any other competent ordinary court, instead of the agreed arbitral tribunal.

ANNEXES

1.       Pledge Agreement regarding the Heat shares
2.       Pledge Agreement regarding the GIT shares
3.       Control Agreement regarding the GIT shares
4.       Guaranty by RHI AG
5.       Guaranty by Veitsch Radex GmbH, Heraklith AG, Narco


Malmo (Sweden), October 13, 1999
                                               RHI Finance ApS
                                               [signature]

Raiffeisen Zentralbank Osterreich AG           Creditanstalt AG
[signatures]                                   [signature]

ABN Amro Bank NV                               Bank Austria AG
Filiale Wien                                   [signature]
[signature]

Bank fur Arbeit und Wirtschaft AG              Erste Bank der oesterreichischen
[signature]                                            Sparkassen AG
                                               [signature]

Osterreichische Volksbanken AG
[signatures]